Exhibit (10.1)

FIRST AMENDMENT

TO THE

EASTMAN KODAK COMPANY

2013 OMNIBUS INCENTIVE PLAN

(As Amended and Restated Effective May 20, 2020)

The Eastman Kodak Company 2013 Omnibus Incentive Plan, as amended and restated effective May 20, 2020 (the “Plan”), is hereby amended as follows, effective May 19, 2021:

1.	Section 2.9 of the Plan is hereby amended and restated in its entirety to provide as follows:

“2.9“Committee” means the Compensation, Nominating and Governance Committee of the Board (as constituted from time to time, and including any successor committee) or any other committee designated by the Board to administer this Plan. To the extent applicable, the Committee shall have at least two members, each of whom shall be (i) a Non-Employee Director and (ii) an “independent director” within the meaning of the listing requirements of the New York Stock Exchange.”

2.	Section 5.1 of the Plan is hereby amended to increase the maximum number of Shares available for grant to Participants pursuant to Awards under the Plan from 8,000,000 Shares to 13,000,000 Shares.

3.	Section 5.2 of the Plan is hereby amended and restated in its entirety to provide as follows:

“5.2Share Counting. The number of shares of Common Stock granted under the Plan per year will be determined as follows:

(a)for Awards granted on or prior to May 19, 2021, (i) each Restricted Stock Award, Restricted Stock Unit and similar Award will count as one share of Common Stock and (ii) each Option, Stock Appreciation Right and similar Award will count as a fraction of a share of Common Stock, based on the financial value of each such Award relative to a share of Common Stock, as determined by the Committee promptly after the Effective Date; and

(b)for Awards granted after May 19, 2021, each Restricted Stock Award, Restricted Stock Unit, Option, Stock Appreciation Right and other Award will count as one share of Common Stock.”

4.	Section 16.19 of the Plan is hereby amended and restated in its entirety to provide as follows:

“16.19Effective Date. The Plan originally became effective as of September 3, 2013; was amended to increase the maximum number of Shares available for grant to Participants pursuant to Awards under the Plan effective May 22, 2018; was amended to increase the limit on the number of Options or Stock Appreciation Rights that may be granted to an Employee in any calendar year under the Plan effective February 20, 2019; and was amended and restated to increase the maximum number of Shares available for grant to Participants pursuant to Awards under the Plan and to make certain other changes effective May 20, 2020; and was amended to increase the maximum number of Shares available for grant to Participants pursuant to Awards under the Plan and to change the method of counting Shares granted under the Plan effective May 19, 2021 (the “Effective Date”).”

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